AGREEMENT

This Agreement is entered into on the 22nd day of October 2007 by and between BUSINESSTALKRADIO.NET®, INC., a Delaware corporation having a principal place of business located at P.O. Box 4826 Greenwich, CT 06831 (hereinafter "BTRN") and Powerful Radio Productions, Inc., a New York corporation having a principal place of business located at P.O. Box 328, Sparkill, NY 10976 (hereinafter "PRP").

WHEREAS, BTRN is a corporation involved in the dissemination of radio programs and advertising through a system of broadcast affiliates; and

WHEREAS, PRP produces a radio program known as Steppin' Out – The 12 Step Radio Show (hereinafter "SO") and is desirous of engaging BTRN to disseminate same;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. **Term.** This Agreement shall be for a period of twelve (12) months beginning on November 17, 2007 and ending November 8, 2008 unless extended or terminated as provided for herein.
2. **Independent Contractor.** PRP, its employees, agents and principals are not employees of BTRN. PRP is an independent contractor to BTRN and retains the right to run its operation as it sees fit in fulfilling the undertakings provided for herein. PRP is responsible for its own employees, agents and principals and the payment of their wages and any and all payroll, payroll taxes, mandatory insurance and benefits including but not limited to workers compensation insurance, FICA and lawfully mandated employers contributions to same.
3. **Responsibilities of BTRN.** BTRN shall provide affiliation functions related to SO programming developed under this Agreement and shall support same with usual and customary marketing and promotional activities typically associated with such programming. BTRN holds the right of final content approval of said program, as it

relates to FCC rules and regulations, and community standards. Notwithstanding, if a disagreement arises concerning content and such disagreement cannot be resolved to mutual satisfaction, PRP has the right to give sixty (60) days notice for cancellation of the contract; in such instance, no further monies will be due BTRN at the end of that sixty day period except that any fees due up until that date will still be paid by PRP and the deposit paid by PRP will be forfeited if the full term of the contract is not fulfilled. Studio time and space will be provided to PRP at network studios, on a weekly basis.

4. **Responsibilities of PRP.** PRP is responsible to provide production functions up to the point of delivering the SO programming product to BTRN's production facility as reasonably directed by BTRN, including providing and maintaining necessary equipment, telephone lines, and the like, necessary for physical delivery of the SO programming product electronically or otherwise for broadcast Saturday from 11 P.M. to 1 A.M. Eastern Standard Time on the Business TalkRadio Network and Sunday from 6 A.M. to 8 A.M. Eastern Standard Time on the Lifestyle TalkRadio Network . PRP agrees to use its best efforts to promote the BTRN website at least once per hour.

5. **Fees.** PRP shall be entitled to sell 6 national minutes in each hour of broadcast. PRP shall make payment monthly based on $250 per week, due by the 1st day of each month "SO" is aired. A deposit equivalent to four weeks of fees will be paid to BTRN upon execution of this agreement. In the event PRP materially breaches this contract in any way, fails to complete the term of the contract, or is cancelled by the network due to non-payment of fees, the deposit will be forfeited. Provided PRP is not in breach and completes the term, the deposit will be returned within 30 days of the last day of the term. If any payment is not received by the 7th day of the month, BTRN shall have the right to cease broadcast of the product, declare a breach of this agreement and file appropriate conditions to PRP after written notice to PRP. Nothing contained herein shall bar BTRN from bringing an action against PRP for its damages based on monthly payments contained in program.

6. **Discounts.** PRP shall be entitled to a 5% discount on the fees due hereunder if payment of 50% or more of the annual fees is made on or before due date. In such event a recalculated payment schedule will be executed by the parties and added as an addendum hereto.
7. **Limited License.** PRP grants to BTRN a limited license to use PRP's name and mark including any proprietary identification of PRP, its host or participants in the production product for use on its website and in promotional materials for the purpose of marketing the product or in connection with any other BTRN programming. This limited license shall extend to BTRN's affiliates with any other BTRN programming, with prior written approval by PRP which shall not be unreasonably withheld.
8. **Specific Performance.** The parties recognize that any failure of PRP to deliver the programming product to BTRN or any other breach of this Agreement by PRP shall cause BTRN irreparable injury that cannot be properly addressed by monetary damages. Therefore the parties agree that in the event of a breach of this Agreement by PRP, BTRN shall have the right to apply to any court of competent jurisdiction for injunctive relief and shall be entitled to specific performance of this Agreement.
9. **Indemnification.** PRP and BTRN shall indemnify and hold harmless each other, its affiliates, agents, heirs and assigns, from and against any claims, losses, costs, damages and expenses of any nature resulting from or arising in connection with any delinquent, reckless, intentional or malicious acts in the performance of the programming product under this agreement.
10. **Delivery Responsibility.** After receipt from PRP, BTRN shall be responsible, at its costs and expense, for delivery via satellite of SO programming product to BTRN's affiliates.
11. **Affiliations.** BTRN shall offer SO programming product to radio stations licensed to broadcast over the air in other metropolitan areas or communities. BTRN will assure that its affiliated stations agree to broadcast the SO programming product in its entirety, without editing, delaying, adding or subtracting to SO program without prior approval.

All affiliates will be offered SO programming product and will be given written notice of the programming schedule thirty (30) days prior to the first airdate, when applicable. Because of the nature of the show, BTRN cannot guarantee that all affiliates currently broadcasting the Saturday 11 P.M. – 1 A.M. Eastern Standard Time programming delivered by BTRN and the Sunday 6 A.M. – 8 A.M. Eastern Standard Time programming delivered by LTRN will accept the PRP programming product on the commencement date. PRP agrees that, after the termination date hereof, it will not permit its programming product to be broadcast by any radio station that is a BTRN affiliate at the commencement date of this Agreement or that becomes a BTRN affiliate during the term of this Agreement and is broadcasting SO program for a period of twelve (12) months after the termination of this Agreement. This prohibition shall not apply to PRP's current affiliate list, attached as Exhibit A. If PRP obtains distribution in a market where there is a BTRN affiliate and provides notice to BTRN, then BTRN will not thereafter offer SO programming to the BTRN affiliate in that market.

12. **Commercial Allowance.** Commercials will be cleared during such time the PRP programming product is aired through on-air programming. At such time that PRP re-prints and re-records its media kits and demos, the BTRN and LTRN logos will be added to these materials.
13. **Termination.** BTRN may terminate this agreement upon sixty (60) days prior written notice; PRP may terminate this agreement upon sixty (60) days prior written notice.
14. **Renewal.** This Agreement shall automatically renew upon the same terms and conditions unless either party provides written notice of termination to the other at least sixty (60) days prior to the anniversary date hereof. All broadcast rates will remain as set forth for the year but are subject to increase/change after the one year term of the agreement upon specifications by BTRN and approval by PRP.
15. **Miscellaneous.**

a. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

b. This Agreement constitutes the entire agreement between the parties, and no modification hereof shall be recognized or deemed effective or enforceable unless same is in writing and is signed by both of the parties, or their assignees, hereto.

c. The provisions of this Agreement are independent of and are separable from each other. In the event any provision of this Agreement, which is judicially declared to be invalid or unenforceable, such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

d. Neither failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude or be deemed a waiver of any other or further exercise of the same or of any other right, remedy, power or privilege.

e. In the event of a dispute between the parties arising in relation to enforcement of the terms and conditions of this Agreement, the party prevailing in any court of law shall have the right to obtain from the non-prevailing party reimbursement for the reasonable value of the legal fees and costs incurred by the prevailing party in obtaining such judicial relief.

f. PRP, its agents, employees and principals shall not announce any scheduling changes or other matters involving BTRN on air or otherwise until such time as BTRN has authorized such announcement.

g. PRP agrees not to broadcast its program airing on BTRN on any satellite radio service including, but not limited to, Sirius and XM during the term of this Agreement. Such airing will be grounds for immediate termination of this Agreement by BTRN and will place PRP in default of this agreement as well.

16. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without reference to principles of conflicts of laws.

17. **Resolution of disputes.** The Parties submit to the jurisdiction of the United States District Court for the state of Delaware with respect to the resolution of any and all disputes related to or arising under this Agreement.

18. **Notices.** Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to BTRN:	Michael L. Metter Business TalkRadio Network® P.O. Box 4826 Greenwich, CT 06831
If to PRP:	Denise McIntee, President Powerful Radio Productions, Inc. P.O. Box 328 Sparkill, NY 10976

19. **Headings.** The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

BUSINESS TALKRADIO.NET®, INC.

By: ____________________
Jeff Weber
Executive Vice-President

POWERFUL RADIO PRODUCTIONS, INC.

By: ____________________
Denise McIntee
President

EXHIBIT "A"

STEPPIN' OUT – THE 12 STEP RADIO SHOW AFFILIATE LIST – Effective: 10/22/07

Broadcast Radio Stations - All Times Local

New York, NY	WOR 710AM	Sundays 1AM to 3AM
Chicago, IL	WLS 890AM	Saturdays 4AM to 5AM
Orlando, FL	WDBO 580AM	Saturdays 11PM - 1AM
Santa Clarita, CA	KHTS 1220AM	Sundays 10PM - 12AM
Prineville, [illegible]	WETR 760AM	Sundays 3PM - 5PM
Palm Springs, CA	KGAM 1450AM	Saturdays 4-5PM & 6PM-7PM
Lubbock, TX	KFYO 790AM	Saturdays 10PM - 12AM
Las Vegas, NV	K-NEWS 970AM	Sundays 3AM to 5AM
Minneapolis, MN	WFMP FM107	Saturdays 10PM - 12AM
Seattle, Washington	KBKW 1450AM	Sundays 8PM - 10PM
Manchester, NH	WKBR RADIO 1250AM	Sundays 6AM TO 8AM
Nashua, NH	WGAM "THE GAME" 900AM	Sundays 6AM TO 8AM
Nashua, NH	WSMN 1590 AM	Sundays 6 AM - 8 AM
Sacramento, CA	Talk 650 KSTE	Sundays, 2AM to 4AM
Columbia, SC	WIS Newstalk 1320AM	Saturday nights 11PM - 1AM
Monroe, [illegible]	KXRR 106.1 FM	Sunday Morning 6AM - 7AM
Monroe, [illegible]	KMYY 92.3 FM	Sunday Morning 7AM - 8AM
Monroe, [illegible]	KQLQ 103.1 FM	Sunday Morning 7AM - 8AM
Monroe, [illegible]	KZRZ 98.3 FM	Sunday Morning 6AM 7AM
Alexandria	KLAA 103.1 FM	Sunday Morning 6AM - 7AM
Alexandria	KEZP 104.3 FM	Sunday Morning 7AM - 8AM
Alexandria, [illegible]	KBKK 92.3 FM	Sunday Morning 7AM 8AM
Alexandria, [illegible]	KEDG 106.1 FM	Sunday Morning 6AM 7AM
Wildwood, NJ	WILW RADIO 94.3 FM	Sundays 6AM to 8AM